UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

CHINA ZENIX AUTO INTERNATIONAL LIMITED

(Name of Issuer)

American Depositary Shares, Each Representing Four Ordinary Shares

(Title of Class of Securities)

16951E104

(CUSIP Number)

December 31, 2012

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons Richburg Holdings Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person CO

Page 2 of 21 pages

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons RichWise Investment Financial Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person CO

Page 3 of 21 pages

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons RichWise International Investment Group Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person CO

Page 4 of 21 pages

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons RichWise International Group Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person CO

Page 5 of 21 pages

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons RichWise Capital International Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person CO

Page 6 of 21 pages

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons Fortune Dynamic Investment Limited
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person CO

Page 7 of 21 pages

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons IMV & Associates, Ltd.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person CO

Page 8 of 21 pages

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons Yuanzhe Huang
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization People’s Republic of China
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person IN

Page 9 of 21 pages

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons Jinlei Shi
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization People’s Republic of China
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person IN

Page 10 of 21 pages

CUSIP No. 16951E104	SCHEDULE 13G/A

1.	Names of Reporting Persons Jia Yao
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization People’s Republic of China
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power
	6.	Shared Voting Power 10,479,116 ordinary shares
	7.	Sole Dispositive Power
	8.	Shared Dispositive Power 10,479,116 ordinary shares
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,479,116 ordinary shares
10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares		☐
11.	Percent of Class Represented by Amount in Row (9) 5.1%
12.	Type of Reporting Person IN

Page 11 of 21 pages

Item 1.

(a) Name of Issuer

China Zenix Auto International Limited (the “Company”)

(b) Address of Issuer’s Principal Executive Offices

No. 1608, North Circle Road State Highway, Zhangzhou, Fujian Province 363000, People’s Republic of China

Item 2.

Richburg Holdings Limited

(a) Name of Person Filing

Richburg Holdings Limited

(b) Address of Principal Business Office or, if None, Residence

P.O. Box 957, Offshore Incorporations Center, Road Town, Tortola, British Virgin Islands

(c) Citizenship

British Virgin Islands

(d) Title of Class of Securities

American depositary shares (“ADSs”), each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

Note:	The CUSIP number is for the ADSs evidencing the ordinary shares in respect of which this report is made, which are held on deposit pursuant to the issuer’s depository receipt program.

RichWise Investment Financial Limited

(a) Name of Person Filing

RichWise Investment Financial Limited

(b) Address of Principal Business Office or, if None, Residence

Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands

(c) Citizenship

British Virgin Islands

Page 12 of 21 pages

(d) Title of Class of Securities

ADSs, each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

RichWise International Investment Group Limited

(a) Name of Person Filing

RichWise International Investment Group Limited

(b) Address of Principal Business Office or, if None, Residence

Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands

(c) Citizenship

British Virgin Islands

(d) Title of Class of Securities

ADSs, each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

RichWise International Group Limited

(a) Name of Person Filing

RichWise International Group Limited

(b) Address of Principal Business Office or, if None, Residence

OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands

(c) Citizenship

British Virgin Islands

(d) Title of Class of Securities

ADSs, each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

Page 13 of 21 pages

RichWise Capital International Limited

(a) Name of Person Filing

RichWise Capital International Limited

(b) Address of Principal Business Office or, if None, Residence

Mill Mall Tower, 2nd Floor, Wickhams Cay 1, P.O. Box 4406, Road Town, Tortola, British Virgin Islands

(c) Citizenship

British Virgin Islands

(d) Title of Class of Securities

ADSs, each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

Fortune Dynamic Investment Limited

(a) Name of Person Filing

Fortune Dynamic Investment Limited

(b) Address of Principal Business Office or, if None, Residence

Sea Meadow House, Blackburne Highway, Road Town, Tortola, British Virgin Islands

(c) Citizenship

British Virgin Islands

(d) Title of Class of Securities

ADSs, each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

IMV & Associates, Ltd.

(a) Name of Person Filing

IMV & Associates, Ltd.

(b) Address of Principal Business Office or, if None, Residence

Mill Mall Tower, 2nd Floor, Wickhams Cay 1, P.O. Box 4406, Road Town, Tortola, British Virgin Islands

Page 14 of 21 pages

(c) Citizenship

British Virgin Islands

(d) Title of Class of Securities

ADSs, each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

Yuanzhe Huang

(a) Name of Person Filing

Yuanzhe Huang

(b) Address of Principal Business Office or, if None, Residence

Room 4101, Landmark, 4028 Jintian Road, Futian District, Shenzhen 518035, People’s Republic of China

(c) Citizenship

People’s Republic of China

(d) Title of Class of Securities

ADSs, each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

Jinlei Shi

(a) Name of Person Filing

Jinlei Shi

(b) Address of Principal Business Office or, if None, Residence

Room 4101, Landmark, 4028 Jintian Road, Futian District, Shenzhen 518035, People’s Republic of China

(c) Citizenship

People’s Republic of China

Page 15 of 21 pages

(d) Title of Class of Securities

ADSs, each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

Jia Yao

(a) Name of Person Filing

Jia Yao

(b) Address of Principal Business Office or, if None, Residence

45 Coorara Ave., Payneham, South Adelaide, 5070, Australia

(c) Citizenship

People’s Republic of China

(d) Title of Class of Securities

ADSs, each representing four ordinary shares, par value US$0.0001 each

(e) CUSIP Number

16951E104

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable

Item 4. Ownership.

Each of the undersigned reporting persons may be deemed to beneficially own, and have shared power to vote or direct the vote and to dispose or direct the disposition of, 2,619,779 ADSs (which represent 10,479,116 ordinary shares), representing 5.1% of the Company’s ordinary shares (based on 206,440,000 ordinary shares outstanding as of December 31, 2012).

Richburg Holdings Limited is the record holder of 2,619,779 ADSs (which represent 10,479,116 ordinary shares). Richburg Holdings Limited is a company incorporated under the laws of the British Virgin Islands and is jointly owned by (i) RichWise Investment Financial Limited, a British Virgin Islands company owned by Mr. Yuanzhe Huang and RichWise International Investment Group Limited, a British Virgin Islands company wholly-owned by RichWise International Group Limited, a British Virgins Islands company wholly-owned by Mr. Jinlei Shi, (ii) RichWise Capital International Limited, a British Virgins Islands company owned by RichWise International Group Limited, Fortune Dynamic Investment Limited, a British Virgin Islands company wholly-owned by Mr. Yuanzhe Huang, and IMV & Associates, Ltd., a British Virgin Islands company wholly-owned by Mr. Jia Yao, and (iii) IMV & Associates, Ltd.

Page 16 of 21 pages

Item 5. Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following  ☐.

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable

Item 8. Identification and Classification of Members of the Group.

Not applicable

Item 9. Notice of Dissolution of Group.

Not applicable

Item 10. Certification.

Not applicable

Page 17 of 21 pages

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Richburg Holdings Limited

January 22, 2013
Date

/s/ Jinlei Shi
Signature

Jinlei Shi, Director
Name/Title

RichWise Investment Financial Limited

January 22, 2013
Date

/s/ Jinlei Shi
Signature

Jinlei Shi, Director
Name/Title

RichWise International Investment Group Limited

January 22, 2013
Date

/s/ Jinlei Shi
Signature

Jinlei Shi, Director
Name/Title

Page 18 of 21 pages

RichWise International Group Limited

January 22, 2013
Date

/s/ Jinlei Shi
Signature

Jinlei Shi, Director
Name/Title

RichWise Capital International Limited

January 22, 2013
Date

/s/ Jinlei Shi
Signature

Jinlei Shi, Director
Name/Title

Fortune Dynamic Investment Limited

January 22, 2013
Date

/s/ Yuanzhe Huang
Signature

Yuanzhe Huang, Director
Name/Title

Page 19 of 21 pages

IMV & Associates, Ltd.

January 22, 2013
Date

/s/ George Shalchu Geh
Signature

George Shalchu Geh, Director
Name/Title

Yuanzhe Huang

January 22, 2013
Date

/s/ Yuanzhe Huang
Signature

Yuanzhe Huang
Name/Title

Jinlei Shi

January 22, 2013
Date

/s/ Jinlei Shi
Signature

Jinlei Shi
Name/Title

Page 20 of 21 pages

Jia Yao

January 22, 2013
Date

/s/ Jia Yao
Signature

Jia Yao
Name/Title

Page 21 of 21 pages